Exhibit 99.1

CoStar Group Announces a Ten-for-One Stock Split

June 7, 2021

WASHINGTON – CoStar Group, Inc. (NASDAQ: CSGP), the leading provider of commercial real estate information, analytics and online marketplaces, announced today that its Board of Directors has approved and declared a ten-for-one split of CoStar Group’s common stock in the form of a stock dividend in an effort to make stock ownership more accessible to employees and investors. The Board set June 17, 2021 as the record date for the stock dividend. Each stockholder of record at the close of business on the record date will receive a dividend of nine additional shares of common stock for each then-held share. The dividend shares are scheduled to be distributed after the close of trading on June 25, 2021 and to begin trading on a stock split-adjusted basis on June 28, 2021.

About CoStar Group

CoStar Group, Inc. (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. STR provides premium data benchmarking, analytics and marketplace insights for the global hospitality sector. Ten-X provides a leading platform for conducting commercial real estate online auctions and negotiated bids. LoopNet is the most heavily trafficked commercial real estate marketplace online. Realla is the UK’s most comprehensive commercial property digital marketplace. Apartments.com, ApartmentFinder.com, ForRent.com, ApartmentHomeLiving.com, Westside Rentals, AFTER55.com, CorporateHousing.com, ForRentUniversity.com and Apartamentos.com form the premier online apartment resource for renters seeking great apartment homes and provide property managers and owners a proven platform for marketing their properties. Homesnap is an industry-leading online and mobile software platform that provides user-friendly applications to optimize residential real estate agent workflow and reinforce the agent-client relationship. Homes.com offers real estate professionals brand and property advertising that connect consumers with real estate professionals. CoStar Group’s websites attract tens of millions of unique monthly visitors. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe, Canada and Asia with a staff of over 4,600 worldwide, including the industry’s largest professional research organization. For more information, visit www.costargroup.com.

Investor Relations:
Bill Warmington
Vice President
CoStar Group Investor Relations
(202) 346-5661
wwarmington@costar.com

News Media:
Matthew Blocher
Vice President CoStar Group Corporate Marketing & Communications
(202) 346-6775
mblocher@costargroup.com